EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2015 relating to the consolidated financial statements and financial statement schedule of Shire plc, the effectiveness of Shire plc’s internal control over financial reporting and to the financial statements of Shire Income Access Share Trust, appearing in the Annual Report on Form 10-K of Shire plc for the year ended December 31, 2014.

/s/ Deloitte LLP

DELOITTE LLP
London, United Kingdom
February 26, 2015